Exhibit 10.14

November 12, 2012

Via Email

RE: Nuvel Holdings, Inc. (the “Company”)

Dear Mr. Donato,

Reference is made that Restated and Amended Secured Convertible Promissory Note dated on or about February 22, 2011 (the “Note”) in the principal amount of $25,000 (the “Principal Amount”).

The Company hereby proposes to extend the maturity date of 100% of the Principal Amount together with the accrued interest of the Note to March 31, 2013 (the “Maturity Date”). In consideration of such extension, the Company shall issue to you an additional warrant to receive 2,500 shares of the Company’s Common Stock with an exercise price of $0.70 per share. In addition, in the event of the Sale or Merger Transaction prior to the Maturity Date, you shall have the option to cause the Company to redeem the Note for a payment equal to 150% of the outstanding principal together with the accrued and unpaid interest on this Note at the time of redemption (such amount, the “Redemption Amount”). You shall notify the Company of your intent to exercise this Optional Redemption by delivering a notice of redemption to the Company (the “Notice of Redemption”) which notice shall specify (i) the date for such Optional Redemption (the “Redemption Payment Date”), which date must be not later than ten (10) business days after the date of the Notice of Redemption and (ii) your wire instructions. On the Redemption Payment Date, the Redemption Amount shall be paid in immediately available funds to an account specified by you in the Notice of Redemption.

You hereby waive the Seniority under the Note and agree to subordinate your security interests to an additional $1,000,000 financing the Company plans to consummate on or before November 30, 2012 (“Senior Debt”), and agree that you will not ask, demand, sue for, take or receive from the Company, by setoff, banker's lien or in any other manner, the whole or any part of any monies which may now or hereafter be owing by the Company, or any successor or assign of the Company, including, without limitation, any receiver or trustee (the term "Company" for all purposes herein shall include any such successor or assign of a Company) to you on account of the Note, unless and until all Senior Debt, existing or hereafter arising, shall have been paid and performed in full.

Please indicate your agreement with all of the foregoing by signing below and returning to the undersigned one copy of this letter.

Very truly yours,

NUVEL HOLDINGS, INC.

/s/   Jay Elliot
       Jay Elliot
       Chief Executive Officer

TERMS AGREED TO:

/s/   Robter Donato
        Robert Donato